===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          THERMEDICS DETECTION, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          THERMEDICS DETECTION, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

THERMEDICS
DETECTION

220 Mill Road
Chelmsford, Massachusetts  01824-4178



                                                                  April 12, 1999

Dear Stockholder:

     The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermedics Detection Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 2, 1999, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,

                                    /s/ James Barbookles

                                      JAMES BARBOOKLES
                            President and Chief Executive Officer

THERMEDICS
DETECTION

220 Mill Road
Chelmsford, Massachusetts  01824-4178

                                                                  April 12, 1999


To the Holders of the Common Stock of
THERMEDICS DETECTION INC.


                            NOTICE OF ANNUAL MEETING

     The 1999 Annual Meeting of the Stockholders of Thermedics Detection Inc. (the "Corporation") will be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of four directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                          Clerk

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermedics Detection Inc. (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999, at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and any adjournment thereof.
The mailing address of the executive office of the Corporation is 220 Mill Road, Chelmsford, Massachusetts 01824-4178. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about
April 15, 1999.


                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of four directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock, $.10 par value, of the Corporation (the "Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock voting, present in person or represented by proxy at the meeting. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors, broker non-votes and withholdings of authority to vote will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Clerk of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999, consisted of 13,355,459 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999, are entitled to vote at the meeting. Each share is entitled to one vote.

                                - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Four directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.


Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of biomedical products, product quality-assurance systems, and security devices, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

James Barbookles       Mr. Barbookles, 50, has been a director of the
                       Corporation, as well as its president and chief executive
                       officer, since November 1997. He has been the president
                       and chief executive officer of Orion Research, Inc., a
                       manufacturer of electrochemical analysis instrumentation,
                       since March 1993 and 1995, respectively. Orion was a
                       wholly owned subsidiary of Thermedics until its
                       acquisition by the Corporation in May 1998.
--------------------------------------------------------------------------------
Morton Collins         Mr. Collins, 63, has been a director of the Corporation
                       since February 1997. Mr. Collins has been a general
                       partner of DSV Partners III, a venture capital limited
                       partnership, since 1981, a general partner of DSV
                       Management, Ltd. since 1983 and a general partner in DSV
                       Partners IV since 1985. Since 1985, DSV Management, Ltd.
                       has been a general partner of DSV Partners IV, a venture
                       capital limited partnership. Mr. Collins is also a
                       director of Kopin Corporation, The Liposome Company and
                       ThermoTrex Corporation.
--------------------------------------------------------------------------------
John T. Keiser         Mr. Keiser, 63, has been a director of the Corporation
                       since April 1997. He has been the chief operating
                       officer, biomedical and emerging technologies, of Thermo
                       Electron since September 1998, and was a vice president
                       from April 1997 until his promotion. Mr. Keiser has been
                       the president and chief executive officer of Thermedics
                       since March 1998 and December 1998, respectively, and was
                       a senior vice president of Thermedics from 1994 until his
                       promotion as president. He has also been the president of
                       Thermo Electron's wholly owned biomedical group, a
                       manufacturer of medical equipment and instruments, since
                       1994. Mr. Keiser was president of Eberline Instrument, a
                       division of Thermo Instrument Systems Inc., a majority-
                       owned subsidiary of Thermo Electron, from 1985 to July
                       1994. The Eberline Instrument division manufactures
                       radiation detection and counting instrumentation and
                       radiation monitoring systems. Mr. Keiser is a director of
                       Metrika Systems Corporation, Thermedics, Thermo
                       Cardiosystems Inc., ThermoLase Corporation, Thermo
                       Sentron Inc., ThermoTrex Corporation and Trex Medical
                       Corporation.
--------------------------------------------------------------------------------
Matthew C. Weisman     Mr. Weisman, 57, has been a director of the Corporation
                       since May 1997. Mr. Weisman has been president and chief
                       executive officer of Cobey Corporation, a consulting and
                       private investment company, since 1983. For the past five
                       years, he has served as an adviser to several venture
                       capital firms and their portfolio companies. He is also a
                       director of Serologicals Corp.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Mr. Weisman (Chairman) and Mr. Collins. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Collins (Chairman) and Mr. Weisman. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met five times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998.

Compensation of Directors

     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Messrs. Barbookles and Keiser are both employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 3,416 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     Stock-Based Compensation

     Directors of the Corporation are also eligible for the grant of stock options under the Corporation's stock-based compensation plans. These plans are administered by the human resources committee of the board of directors, which determines the form and terms of stock-based awards to be granted. To date, only nonqualified stock options have been granted to directors under these plans. At the time of the Corporation's initial public offering, directors received a grant of options to purchase 20,000 shares of Common Stock, at an exercise price of $11.99 per share. These options may be exercised at any time prior to the expiration of the option on the seventh anniversary of the grant date. Shares acquired upon exercise of the options are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price if the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed 20% per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date.

Stock Ownership Policies for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."

     In addition, the Committee has a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of January 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" (the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                         Thermedics                              Thermo Electron
 Name (1)            Detection Inc. (2)   Thermedics Inc. (3)    Corporation (4)
---------            ------------------   -------------------    ---------------
Thermo Electron
 Corporation (5)....     17,091,821                N/A                   N/A
James Barbookles....        244,800             75,000                20,400

Morton Collins......         26,684                  0                     0
David H. Fine.......        109,967            103,687                71,190
John T. Keiser......         17,000            193,993               296,608
Matthew C. Weisman..         21,732                  0                 1,000
All directors and
 current executive
 officers as a
 group (7 persons)..        427,283            434,303               920,948

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2)  Shares of the Common Stock beneficially owned by Mr. Barbookles,
     Mr. Collins, Dr. Fine, Mr. Keiser, Mr. Weisman and all directors and current executive officers as a group include 226,800, 20,000, 99,967,

     17,000, 20,000 and 390,767 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Collins, Mr. Weisman and all directors and current executive officers as a group include 1,684, 1,732 and 3,416 shares, respectively, allocated to their respective accounts through January 2, 1999, maintained under the Deferred Compensation Plan. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999 other than Mr. Barbookles, who beneficially owned 1.25% of such Common Stock; all directors and current executive officers as a group beneficially owned 2.19% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Barbookles, Dr. Fine, Mr. Keiser, and all directors and current executive officers as a group include 75,000, 87,300, 187,200 and 408,500 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 2,413 shares allocated through January 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP").
     No director or named executive officer beneficially owned more than 1% of the common stock of Thermedics outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.18% of such common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Barbookles, Dr. Fine, Mr. Keiser and all directors and current executive officers as a group include 20,400, 54,912, 251,622 and 789,706 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 2,497 shares allocated through January 31, 1999 to their respective accounts maintained pursuant to the ESOP. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the common stock of Thermo Electron as of such date.

(5) As of January 31, 1999, Thermo Electron beneficially owned approximately 88.48% of the outstanding Common Stock, primarily through its majority-owned subsidiary Thermedics. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 1999, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermedics and its parent company, Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances. Thermo Electron filed six Form 4s late, reporting a total of 118 transactions, including 104 open market purchases of shares of Common Stock and 14 transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation for services to the Corporation received during the last three fiscal years by the Corporation's chief executive officer and its other most highly compensated executive officers. These executive officers are collectively referred to herein as the "named executive officers." No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and

Exchange Commission's executive compensation disclosure rules. Mr. Barbookles became president and chief executive officer of the Corporation on November 4, 1997.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table

                                                                 Long Term
                                                               Compensation
                                                                Securities
  Name and                                                  Underlying Options
  Principal              Fiscal     Annual Compensation     (No. of Shares and      All Other
  Position                Year       Salary      Bonus         Company) (1)       Compensation (2)
  --------               -----       ------      -----        --------------      ----------------
James Barbookles (3)     1998       $175,000    $110,000      121,800 (TDX)        $17,351 (4)
  President and                                                 2,900 (TMO)
  Chief Executive                                               2,000 (MKA)
  Officer                                                       2,000 (ONX)
                                                                4,000 (RGI)
                                                                1,000 (TISI)
                                                                2,000 (TRIL)
                                                                1,500 (VIZ)
                                                                2,000 (TRCC)
                         1997       $ 21,251    $      0      100,000 (TDX)        $ 7,125
-------------------------------------------------------------------------------------------
David H. Fine (5)        1998       $140,000    $ 41,000        8,300 (TDX)        $ 7,200
  Senior Vice President                                         1,900 (TMO)
                                                                2,200 (TMD)
                         1997       $134,000    $ 78,800       30,000 (TDX)        $ 7,200
                                                                1,900 (TMO)
                                                                3,500 (TMD)
                                                               15,000 (TLZ)
                         1996       $128,000    $ 45,000       20,000 (TDX)        $ 6,603
                                                                1,950 (TMO)
                                                                3,000 (TMD)
                                                               30,000 (TLZ)
                                                                7,500 (TSR)
-------------------------------------------------------------------------------------------

(1) Options granted by the Corporation are designated as "TDX." In addition, the named executive officers have also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program:
     Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Inc. (designated in the table as TMD), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLase Corporation (designated in the table as TLZ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as
     VIZ) and Trex Communications Corporation (designated in the table as TRCC).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Barbookles has provided services in different capacities to the Corporation and its parent company, Thermedics. Mr. Barbookles was appointed president and chief executive officer of the Corporation on November 14, 1997. Prior to his appointment to this position, Mr. Barbookles was the president and chief executive officer of Orion Research, Inc., a wholly owned subsidiary of the Corporation and a wholly owned subsidiary of Thermedics until its acquisition by the Corporation in May 1998. The annual cash compensation (salary and bonus) reported in the table for Mr. Barbookles represents the amount paid by the Corporation and all other sources for his services to the Corporation as president and chief executive officer since November 14, 1997. Mr. Barbookles also holds other unexercised options to purchase the common stock of Thermo Electron and its subsidiaries, which were granted prior to his appointment as the Corporation's president and chief executive officer. These options are not reported here as they were granted as compensation for his services to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) In addition to a $7,200 matching contribution referred to in footnote (2), this amount includes $10,151, which represents the amount of compensation attributable in 1998 to an interest free loan provided to Mr. Barbookles pursuant to the Corporation's stock holding assistance plan.

(5) In addition to his services to the Corporation, Dr. Fine also served as interim director of research for ThermoLase Corporation, an indirect, majority-owned subsidiary of Thermo Electron, for portions of fiscal 1997 and 1996. For 1998, 1997 and 1996, 18%, 60% and 11%, respectively, of
     Dr. Fine's annual salary and 0%, 60% and 0%, respectively, of Dr. Fine's annual bonus was allocated to ThermoLase Corporation. Salary and bonus reported in the table for Dr. Fine for fiscal 1998, 1997 and 1996 include salary in the amounts of $25,200, $80,400 and $14,080, respectively, and bonus in the amounts of $ 0, $47,280 and $0, respectively, paid to Dr. Fine by ThermoLase Corporation for his services to that company. Options to purchase shares of the common stock of ThermoLase granted to Dr. Fine in fiscal 1997 and 1996 were awarded for his services to ThermoLase. Dr. Fine resigned as a senior vice president of the Corporation on March 1, 1999.

Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                         Option Grants in Fiscal 1998

                                                                                        Potential Realizable Value
                            Number of                                                   at Assumed Annual Rates of
                           Securities          Percent of Total                           Stock Price Appreciation
                        Underlying Options     Options Granted    Exercise                  for Option Term (2)
                          Granted and          to Employees in     Price     Expiration  --------------------------
Name                       Company (1)           Fiscal Year     Per Share      Date          5%            10%
----                       -----------          -----------      ---------  -----------  ---------      -----------
James Barbookles          106,000 (TDX)            12.99%        $ 7.56    12/18/03       $221,540         $489,720
                           15,000 (TDX)             1.84%        $ 7.81     9/17/03       $ 32,400         $ 71,550
                              800 (TDX)             0.10%        $11.41     3/23/01       $  1,440         $  3,024
                            2,900 (TMO)             0.09%(3)     $16.20     9/23/03       $ 12,992         $ 28,681
                            2,000 (MKA)             0.70%(3)     $14.23     1/21/05       $ 11,580         $ 27,000
                            2,000 (ONX)             0.20%(3)     $14.25     1/21/08       $ 17,920         $ 45,420
                            4,000 (RGI)             0.75%(3)     $ 4.00     1/21/05       $  6,520         $ 15,160
                            1,000 (TISI)            1.67%(3)     $10.00     1/21/08       $  6,290         $ 15,940
                            2,000 (TRIL)            1.11%(3)     $ 8.25     1/21/08       $ 10,380         $ 26,300
                            1,500 (VIZ)             0.37%(3)     $ 7.25     1/21/05       $  4,425         $ 10,320
                            2,000 (TRCC)            0.16%(3)     $ 4.00     1/21/08       $  5,040         $ 12,740
-------------------------------------------------------------------------------------------------------------------
David H. Fine               7,000 (TDX)             0.86%        $ 7.81     9/17/03       $ 15,120         $ 33,390
                            1,300 (TDX)             0.16%        $11.41     3/23/01       $  2,340         $  4,914
                            1,900 (TMO)             0.06%(3)     $34.50      6/2/03       $ 18,107         $ 40,014
                            2,200 (TMD)             0.49%(3)     $16.05      3/5/01       $  5,566         $ 11,682
-------------------------------------------------------------------------------------------------------------------

(1) The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of
     (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to ten years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 6 for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values

                                                               Number of Securities
                                                                    Underlying                 Value of
                                                                   Unexercised                Unexercised
                                      Shares                    Options at Fiscal            In-the-Money
                                     Acquired                        Year-End              Options at Fiscal
                                        on         Value          (Exercisable/         Year-End (Exercisable/
          Name             Company   Exercise   Realized (1)    Unexercisable) (2)          Unexercisable)
          ----             -------   --------   ------------    ------------------     -----------------------
James C. Barbookles (3)     (TDX)         --          --          226,800/0                   $ 20,140/--
                            (TMO)         --          --            2,900/0                   $ 14,651
                            (MKA)         --          --            2,000/0                   $      0/--
                            (ONX)         --          --            2,000/0                   $      0/--
                            (RGI)         --          --            4,000/0                   $      0/--
                           (TISI)         --          --                0/1,000                 --    /$0(4)
                           (TRIL)         --          --                0/2,000                 --    /$0(4)
                            (VIZ)         --          --            1,500/0                   $  0    /--
                           (TRCC)         --          --                0/2,000                  --   /$0(4)
--------------------------------------------------------------------------------------------------------------
David H. Fine               (TDX)         --          --           99,967/0 (5)               $197,918/--
                            (TMO)      3,525     $72,094           54,912/0 (6)               $ 10,294/--
                            (TMD)      3,000     $24,090           87,300/0                   $145,501/--
                            (TFT)         --          --            4,500/0                   $ 18,284/--
                            (TLZ)         --          --           45,000/0 (5)               $      0/--
                            (TSR)         --          --            7,500/0                   $      0/--
                            (THS)         --          --            1,000/0                   $  1,375/--
--------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) Mr. Barbookles also holds other unexercised options to purchase the common stock of Thermo Electron and its subsidiaries, which were granted prior to his appointment as the Corporation's president and chief executive officer. These options are not reported here as they were granted as compensation for his services to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.

(5) The options to purchase shares of the common stock of the Corporation and ThermoLase Corporation granted to Dr. Fine are subject to the same terms described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. The options to purchase shares of the common stock of ThermoLase Corporation were granted to Dr. Fine as compensation for his services to ThermoLase Corporation as that company's interim director of research.

(6) Options to purchase 45,000 shares of the common stock of Thermo Electron granted to Dr. Fine are subject to the same terms described in footnote
     (2), except that the repurchase rights of the granting company generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting company shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual "for good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election;
(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or
(iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998, Thermo Electron authorized an executive retention agreement with Mr. Barbookles. This agreement provides that in the event Mr. Barbookles's employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Mr. Barbookles would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that Mr. Barbookles holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Mr. Barbookles would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Mr. Barbookles would have been approximately $312,000. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Mr. Barbookles would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the named executive officers generally reflect this practice of gradual adjustment and moderation.

     Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formula using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formula used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The incentive compensation awarded to the named executive officers for fiscal 1998 (other than the chief executive officer which is described below under the caption "1998 CEO Compensation") was substantially lower than the incentive compensation awarded the previous year and reflected the Corporation's financial performance in fiscal 1998.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermedics, and the other majority-owned subsidiaries of Thermo Electron and Thermedics, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

     The Committee periodically awards stock-based compensation in the form of stock options or restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation, as described above. Such stock-based compensation awards were made to the named executive officers in 1998.

Stock Ownership and Retention Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of Common Stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1998, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain awards to the named executive officers in 1998 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs that award options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics held by such employees as an incentive to buy and hold such companies' shares.

     The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple is one times his base salary and reference for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

     In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan has also been amended to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan." The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise determined by the Committee. During 1997, Mr. Barbookles, the Corporation's president and chief executive officer, received loans in the principal amount of $160,721 under this plan, the entire amount of which was outstanding as of January 31, 1999. In 1998, Mr. Barbookles received a loan in the principal amount of $21,476 under this plan, the entire amount of which was outstanding as of January 31, 1999.

     The Committee also has established a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1998 CEO Compensation

     The compensation of Mr. Barbookles is established using the same criteria as described above for all executive officers. The Committee approved a salary increase for Mr. Barbookles for fiscal 1998 that reflected its practice of gradual adjustment, taking into account the factors described above under "Components of Executive Compensation - Annual Cash Compensation - Base Salary." In determining Mr. Barbookles' performance-based incentive compensation for fiscal 1998, the Committee considered the financial performance of the Corporation and, to a lesser extent, its parent company, Thermedics, using the measures described above for all executive officers under the caption "Components of Executive Compensation Annual Cash Compensation Performance-based Incentive Compensation." The Committee's subjective evaluation of Mr. Barbookles' performance considered, among other things, his effectiveness in furthering the Corporation's business and financial objectives.

     Awards to Mr. Barbookles of options to purchase shares of Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-term Incentive Compensation." An award of options to purchase 121,000 shares of the Common Stock was made by the Committee to Mr. Barbookles in fiscal 1998 based on the Committee's assessment of Mr. Barbookles' total compensation. In addition, the Committee annually considers an award of stock options to executive officers of the Corporation, generally based upon the number of shares of Common Stock held by the executive during the year, as an incentive to buy and hold shares of Common Stock. The award of stock options to purchase 800 shares of Common Stock to Mr. Barbookles in 1998 was made under this program. The award to Mr. Barbookles in fiscal 1998 of options to purchase 2,900 shares of the common stock of Thermo Electron was made by the human resources committee of the board of directors of Thermo Electron using a methodology similar to that described for the Corporation.

     Due to Mr. Barbookles' position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time, he may receive awards to purchase shares of the common stock of the majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Awards of stock options to purchase 2,000 shares of the common stock of Metrika Systems Corporation, 2,000 shares of the common stock of ONIX Systems Inc., 4,000 shares of the common stock of The Randers Killam Group Inc., 1,000 shares of the common stock of Thermo Information Solutions Inc., 2,000 shares of the common stock of Thermo Trilogy Corporation, 1,500 shares of the common stock of Thermo Vision Corporation, and 2,000 shares of the common stock of Trex Communications Corporation, were made to Mr. Barbookles under this program in fiscal 1998.

                           Morton Collins (Chairman)
                              Matthew C. Weisman

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly-traded since February 21, 1997 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


          Comparison of Total Return Among Thermedics Detection Inc.,
                the American Stock Exchange Market Value Index
                     and the Dow Jones Total Return Index
                for the Diversified Technology Industry Group
                  from February 21, 1997 to December 31, 1998

                             [GRAPH APPEARS HERE]

              --------------------------------------------------
                              02/21/97     01/02/98     12/31/98
              --------------------------------------------------
              TDX                  100           89           67
              --------------------------------------------------
              AMEX                 100          116          118
              --------------------------------------------------
              DJDTC                100          108          109
              --------------------------------------------------

     The total return for the Corporation's Common Stock (TDX), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TDX."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned private and publicly-held subsidiaries. Thermedics has created the Corporation as a publicly-held, majority-owned subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a corporate services agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services for fiscal 1998. The annual fee will remain at 0.8% of the Corporation's total revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $733,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In 1998, the Corporation was billed an additional $66,831 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. In addition, the Corporation uses data processing and contract administration services of two majority-owned subsidiaries of Thermo Electron and is charged based on actual usage. The Services

Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the Corporation will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Corporation will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermedics and Thermedics and Thermo Electron collectively own at least 80% of the outstanding Common Stock of the Corporation. In years in which the Corporation has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Corporation would have paid if it had filed its own separate company tax returns. If Thermedics' and Thermo Electron's equity ownership of the Corporation were to drop below 80%, the Corporation would file its own tax returns. In 1999, because Thermedics' and Thermo Electron's combined equity ownership of the Corporation now exceeds 80%, the Corporation will be included in Thermo Electron's consolidated tax returns and will be assessed for amounts due to Thermo Electron in accordance with the Tax Allocation Agreement.

     From time to time the Corporation may transact business with other companies in the Thermo Group.

     Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Corporation. As part of this reorganization, Thermedics' majority interest in the Corporation would be transferred to Thermo Electron. The Corporation would then be taken private and become a wholly owned subsidiary of Thermo Electron. It is currently contemplated that the Corporation's shareholders would receive cash in exchange for their shares of common stock of the Corporation. The completion of these transaction is subject to numerous conditions, including the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; approval by the Boards of Directors of the Corporation, Thermedics and Thermo Electron (including the independent directors of the Corporation and Thermedics); negotiation and execution of definitive agreements; clearance by the Securities and Exchange Commission of any necessary documents in connection with the proposed transactions; and the receipt of fairness opinions from investment banking firms on certain financial aspects of the transactions.

     In April 1998, the Corporation announced its intention to acquire Orion Research, Inc. ("Orion Research"), a wholly owned subsidiary of Thermedics, in exchange for 5,961,225 shares of the Corporation's Common Stock. On May 6, 1998, the Corporation and Thermedics entered into a definitive agreement regarding the Corporation's acquisition of Orion Research, subject to shareholder approval of the issuance of the shares of the Corporation's Common Stock in the transaction. In determining the purchase price for Orion Research, the Corporation used methodologies, to the extent possible, similar to those applied by an independent investment bank engaged by Thermedics in October 1995 prior to its acquisition of Orion Research from a third party, as well as an analysis based upon current and trailing ratios applied to both revenue and operating income of Orion Research. The board of directors (including directors not affiliated with Thermedics) approved the acquisition of Orion Research. In January 1999, the Corporation's shareholders approved the issuance of the shares to Thermedics.

     The Corporation purchases an X-ray source that is used as a component in its InScan systems from Trex Medical Corporation, a publicly traded, majority-owned subsidiary of ThermoTrex Corporation ("ThermoTrex"), which is itself a publicly traded, majority-owned subsidiary of Thermo Electron. The Corporation paid Trex Medical Corporation $406,000 for these products in fiscal 1998.

     The Corporation entered into a funded research and development arrangement with ThermoLase Corporation ("ThermoLase"), a publicly traded, majority-owned subsidiary of ThermoTrex, in December 1997 to develop a cryogenic cooling device for ThermoLase. ThermoLase agreed to purchase five prototype devices for an aggregate purchase price of $303,000. The Corporation shipped these devices in the third quarter of 1998.

     The Corporation has subleased approximately 12,000 square feet of space in its Chelmsford, Massachusetts, facility to Thermo Cardiosystems Inc., a publicly traded, majority-owned subsidiary of Thermedics ("Thermo Cardiosystems"), under a sublease agreement expiring in December 1999. Under this sublease, Thermo Cardiosystems paid the Corporation base rent of $50,000 during fiscal 1998, together with an amount equal to approximately $44,000, representing Thermo Cardiosystems' pro rata allocations of the facility's aggregate operating costs, real estate taxes and utilities for that period.

      Pursuant to an international distributorship agreement, the Corporation appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of the Corporation's security instruments in certain Middle Eastern countries. ABM is a member of The Olayan Group. Ms. Hutham S. Olayan, a director of Thermo Electron, is the president and a director of Olayan America Corporation and Competrol Real Estate Limited, two other members of The Olayan Group, which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Revenues recorded under this agreement totaled $248,000 in fiscal 1998.

     As of January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $336,000 for amounts due under the Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 4, 1998 was $1,235,960. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 2, 1999, $24,682,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron maintains possession of the underlying securities and has the right of substitution at its discretion. The Corporation's funds subject to the repurchase agreement will be readily convertible on demand into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that required executive officers of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation could make interest-free loans to executive officers to enable them to purchase Common Stock in the open market. This policy and plan have been subsequently amended to apply only to the chief executive officer of the Corporation in the future. During 1997, Mr. James Barbookles, the Corporation's president and chief executive officer, received loans in the principal amount of $160,721 under the stock holding assistance plan to purchase 15,900 shares, of which the entire amount was outstanding as of January 31, 1999. In 1998, Mr. Barbookles received a loan in the principal amount of $21,476 under this plan to purchase 2,100 shares, the entire amount of which was outstanding as of January 31, 1999. The loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in

1990. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 11, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 1, 2000.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Chelmsford, Massachusetts
April 12, 1999

                                 FORM OF PROXY

                           THERMEDICS DETECTION INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints James Barbookles, John T. Keiser and Theo Melas-Kyriazi or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermedics Detection Inc., a Massachusetts corporation (the "Company"), to be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1998, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

      Please mark your
[X]   votes as in this
      example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [ ]          WITHHELD  [ ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):
                             --------------------------------------

Nominees:  James Barbookles, Morton Collins, John T. Keiser and
           Matthew C. Weisman.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                          DATE
            ---------------------------------------       -----------------

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
       If shares are held by joint tenants or as community property, both should sign.